News release

**FOR IMMEDIATE RELEASE**

# Avantor® Appoints Dame Louise Makin, DBE, Ph.D., to its Board of Directors

**RADNOR, Pa. – November 6, 2024** – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission-critical products and services to customers in the life sciences and advanced technology industries, announced that the Avantor Board of Directors has appointed Dame Louise Makin, DBE, Ph.D., as a director with an initial term expiring at Avantor's 2025 Annual Meeting of Stockholders. The appointment of Dame Louise as an independent director fills a vacant board seat.

Dame Louise brings a wealth of leadership and industry experience to the Avantor Board. She served as Chief Executive Officer of BTG plc, an international specialist healthcare company, for 15 years and led their transformation through organic growth and acquisitions. The company was acquired by Boston Scientific in 2019. Earlier in her career, she held several leadership positions at Baxter Healthcare, most recently as President of Biopharmaceuticals Europe.

"Dame Louise has a proven track record of success in the life sciences industry, and we are excited to welcome her to the Avantor Board of Directors," said Jonathan Peacock, Chairman of the Avantor Board. "Her addition further demonstrates Avantor's commitment to ensuring we have a diverse Board, with the right mix of skillsets and experience to drive innovation across our portfolio, advance our mission, and create long-term shareholder value."

"It is an honor to join the Avantor Board of Directors, and I look forward to working closely with the board and executive team to further strengthen the company's position as a leader in the life sciences and advanced technologies industries," said Dame Louise. "Avantor's global reach, innovative products, and services uniquely position it to drive advancements at every stage of the scientific journey and deliver differentiated value to its many stakeholders."

"Dame Louise is an excellent addition to our Board. I welcome her insights and expertise as we continue to execute our strategic plan to drive long-term growth and value creation," said Michael Stubblefield, Avantor President and Chief Executive Officer.

Dame Louise currently serves as non-executive chair of the Halma plc Board of Directors and has served as a Non-Executive Director on the Boards of Premier Foods plc, Intertek Group plc, Woodford Patient Capital Trust, Atotech Ltd., and Theramex Ltd. She was also a Trustee of The Outward Bound Trust for 10 years and Chair of the 1851 Trust for five years.

Dame Louise is an Honorary Fellow of St John's College, Cambridge. She holds both a master's degree in natural sciences and a Ph.D. in material sciences from the University of Cambridge and earned an MBA from The Open University in Milton Keynes, England. She became a Dame Commander of the Order of the British Empire in 2014.

**About Avantor**

Avantor® is a leading life science tools company and global provider of mission-critical products and services to the life sciences and advanced technology industries. We work side-by-side with customers at every step of the scientific journey to enable breakthroughs in medicine, healthcare, and technology. Our portfolio is used in virtually every stage of the most important research, development and production activities at more than 300,000 customer locations in 180 countries. For more information, visit avantorsciences.com and find us on LinkedIn, X (Twitter) and Facebook.

**Global Media Contact**

Eric Van Zanten
Head of External Communications
Avantor
610-529-6219
Eric.VanZanten@avantorsciences.com

**Investor Relations Contact**

Christina Jones
Vice President, Investor Relations
Avantor
805-617-5297
Christina.Jones@avantorsciences.com

SOURCE: Avantor and Financial News